For release:	November 2, 2005

Contact:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@unitednat.com	Media Paula Negro Assistant Vice President, Marketing (610) 668-6938 pnegro@unitednat.com

George Town, Grand Cayman, Cayman Islands (November 2, 2005) – United America Indemnity, Ltd. (NASDAQ: INDM) today reported results for the third-quarter of 2005 and for the nine months ended September 30, 2005.

Financial highlights for the third quarter 2005 included:

•	A 37.2% increase in net operating income to $9.9 million or $.27 per fully diluted share, compared to the third quarter of 2004. Operating income included the effect of $9.3 million or $.25 per fully diluted share of after-tax catastrophe losses from Hurricanes Katrina and Rita

•	A combined ratio of 98.4%, which included 8.6% of catastrophe-related losses from Hurricanes Katrina and Rita.

•	A $42.9 million reduction in reinsurance receivables, net of collateral, to $690.1 million at September 30, 2005.

•	A 0.4% increase in book value per share to $16.94.

•	A 120.9% increase in cash flow from operations to $68.7 million as compared to the third quarter of 2004.

United America Indemnity’s Third-Quarter 2005 Results

United America Indemnity’s (the “Company’s”) third-quarter 2005 net operating income increased 37.2% to $9.9 million ($0.27 per fully diluted share) compared with $7.2 million ($0.25 per fully diluted share) for the same period in 2004. The 2005 net income was affected by after-tax catastrophe losses from Hurricanes Katrina and Rita of $9.3 million ($0.25 per fully diluted share), net of reinsurance and inclusive of premiums to reinstate reinsurance coverage.

United America Indemnity’s net income for the third quarter of 2005 increased 33.1% to $10.2 million ($0.28 per fully diluted share) compared with $7.7 million ($0.27 per fully diluted share) in the third quarter of 2004. Net income for the third quarter of 2004 included an extraordinary gain of $1.2 million. Net income for the third quarter of 2005 included $0.4 million of after-tax net realized investment gains compared to $0.7 million of after-tax net realized investment losses for the third quarter of 2004.

The Company’s combined ratio, a key measure of insurance profitability, was 98.4% in the third quarter of 2005 compared with 94.0% in the same quarter last year. Excluding the impact of catastrophe losses from Hurricanes Katrina and Rita, the combined ratio for the third quarter of 2005 was 89.8% compared with an ex-catastrophe combined ratio of 91.3% in the same quarter last year.

Gross premiums written increased 50.6% to $163.6 million in the current quarter, from $108.7 million in the third quarter of 2004. Net premiums written increased 72.4% to $134.9 million from $78.2 million in the comparable quarter of 2004. These increases resulted from the merger of United America Indemnity with Penn-America Group (“Penn America”).

Agency commission and fee revenues for Penn Independent Corporation (“Penn Independent”) were $12.4 million for the third quarter of 2005.

The Company ended the third quarter of 2005 with cash and invested assets of $1,391.4 million, an increase of $71.5 million, or 5.4%, from June 30, 2005. Investment income for the third quarter of 2005 increased 120% compared to the same quarter in 2004 due primarily to the merger of United America Indemnity with Penn-America, increased retentions at United National Insurance Company and increased investment yields resulting from an increase in market interest rates. Cash flow from operations for the third quarter of 2005 was $68.7 million.

The ratio of reinsurance receivables net of collateral to shareholders’ equity was 1.1 at September 30, 2005 down from 1.2 at June 30, 2005. Reinsurance receivables, net of collateral at September 30, 2005, decreased by 5.8%, or $42.9 million, to $690.1 million from $733.0 million at June 30, 2005. The aggregate amount of collateral securing the reinsurance receivables held by United America Indemnity was $675.1 million at September 30, 2005. Reinsurance receivables, gross of collateral at September 30, 2005, decreased $63.6 million, to $1,365.2 million from $1,428.8 million at June 30, 2005.

United America Indemnity’s book value on September 30, 2005 of $617.5 million represents a 0.5% increase from United America Indemnity’s book value of $614.5 million on June 30, 2005 and a 7.2% increase from United America Indemnity’s book value of $576.0 million (proforma) on December 31, 2004. The Company’s book value per share increased 0.4% to $16.94 per share, compared to $16.87 per share at June 30, 2005 and a 6.5% increase compared to $15.91 (proforma) since December 31, 2004. Book value per share at September 30, 2005 is based on 36.5 million aggregate Class A and Class B common shares outstanding.

United America Indemnity’s Third-Quarter Gross- and Net-Written Premium Results by Business Lines

		Quarter Ended September 30,
	(Dollars in thousands)
	Gross Written Premiums		Net Written Premiums
	2005	2004	2005	2004
Property and General Liability	$143,719	$78,436	$118,208	$56,737
Professional Liability	19,874	30,221	16,655	21,506

Total	$163,593	$108,657	$134,863	$78,243

Property and General Liability products: Gross premiums written increased 83.2% as a result of the merger with Penn-America combined with a 1.4% growth in United National Insurance Company’s gross written premiums. Net premiums written increased 108.3% compared with the third quarter of 2004 due to the Penn-America merger and reduced reinsurance cessions.

Professional Liability: Gross premiums written decreased 34.2% compared with the third quarter of 2004 as a result of underwriting and pricing actions in response to market conditions. Net premiums written decreased 22.6% compared with the third quarter of 2004.

United America Indemnity’s Nine Months Ended September 30, 2005 Results

United America Indemnity, Ltd. completed its merger with Penn-America and its acquisition of Penn Independent on January 24, 2005. The results for United America Indemnity do not reflect the results of Penn-America and Penn Independent before this date.

United America Indemnity’s net operating income for the nine months ended September 30, 2005 increased 89.6% to $42.6 million ($1.17 per fully diluted share) compared with $22.5 million ($0.78 per fully diluted share) for the same period in 2004. The 2005 results included after-tax catastrophe losses from Hurricanes Katrina and Rita of $9.3 million ($0.25 per fully diluted share), net of reinsurance and inclusive of premiums to reinstate reinsurance coverage.

United America Indemnity’s net income for the nine months ended September 30, 2005 increased 90.7% to $44.3 million ($1.22 per fully diluted share) compared with $23.2 million ($0.81 per fully diluted share) in the same period in 2004. Net income for the nine months ended September 30, 2005 included after-tax net realized investment gains of $0.3 million, compared with after-tax net realized investment losses of $0.5 million for the 2004 period. Net income for the nine months ended September 30, 2005 and 2004 also included an extraordinary gain of $1.4 million and $1.2 million, respectively.

The Company’s combined ratio was 93.9% for the nine months ended September 30, 2005 compared with 91.5% in the same period last year. Excluding the impact of the catastrophe losses from Hurricanes Katrina and Rita, the combined ratio for the nine months ended September 30, 2005 was 90.9% compared with an ex-catastrophe combined ratio of 90.5% in the same period last year.

Gross premiums written for the nine months ended September 30, 2005 increased 47.1% to $463.0 million, from $314.7 million in the same period in 2004. Net premiums written increased 85.7% to $380.7 million from $205.0 million in the comparable period of 2004. These increases resulted from the merger of United America Indemnity with Penn-America combined with an increase in net premiums written by United National Insurance Company, a wholly-owned subsidiary of United America Indemnity.

Agency commission and fee revenues for Penn Independent were $28.8 million for the period January 25, 2005 through September 30, 2005.

United America Indemnity’s Nine Months Ended September 30, 2005 Gross- and Net-Written Premium Results by Business Lines

		Nine Months Ended September 30,
	(Dollars in thousands)
	Gross Written Premiums		Net Written Premiums
	2005	2004	2005	2004
Property and General Liability	$407,678	$241,645	$333,924	$155,648
Professional Liability	55,277	73,088	46,754	49,395

Total	$462,955	$314,733	$380,678	$205,043

Property and General Liability products: Gross premiums written increased 68.7% as a result of the merger with Penn-America partially offset by the termination of several heavily reinsured programs. Net premiums written increased 114.5% compared with the nine months ended September 30, 2004 due to the Penn-America merger and reduced reinsurance cessions.

Professional Liability: Gross and net premiums written decreased 24.4% and 5.3%, respectively, compared with the nine months ended September 30, 2004 as a result of underwriting and pricing actions in response to market conditions.

About United America Indemnity, Ltd.

United America Indemnity, through its wholly-owned operating subsidiaries which include United National Group, Penn-America Group, Inc. and Penn Independent Corporation, is one of the leading specialty property and casualty insurers in the industry as well as a significant originator of and placement agent for specialty property and casualty insurance coverage. United America Indemnity is a holding company formed under the laws of the Cayman Islands and its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. With a combined operating history of more than one century, United America Indemnity’s underwriting network includes approximately 135 professional general agents and its focus centers on self-generated proprietary products, niche programs and brokered lines. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Teleconference and Webcast for Interested Parties

Saul A. Fox, Chairman, William F. Schmidt, President and CEO of United National Group, Joseph F. Morris, President and CEO of Penn-America, and Kevin L. Tate, CPA, Chief Financial Officer, will conduct a teleconference for interested parties on November 3, 2005 at 8:30 a.m. Eastern Time to discuss the third quarter 2005 results. To participate, telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until November 17, 2005. To listen to the replay, telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 62266052 when prompted for a password.

This teleconference is also being webcast by CCBN and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software.

The webcast is also being distributed over CCBN’s Investor Distribution Network both to institutional and individual investors. Individual investors can listen to the teleconference through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the teleconference via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Information

This release contains forward-looking information about United America Indemnity and the operations of United America Indemnity that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity’s business; (8) changes in United America Indemnity’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity’s reinsurers may not be able to fulfill obligations; and (10) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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Note: Tables Follow

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Gross premiums written	$163,593	$108,657	$462,955	$314,733

Net premiums written	$134,863	$78,243	$380,678	$205,043

Net premiums earned	$121,987	$60,933	$343,901	$165,751
Agency commission and fee revenues	12,432	—	28,799	—
Investment income, net	11,041	5,010	34,023	13,637
Net realized investment gains (losses)	572	(1,080)	350	(687)

Total revenues	146,032	64,863	407,073	178,701
Net losses and loss adjustment expense	80,693	34,616	215,511	98,395
Acquisition costs and other underwriting expenses	39,359	22,645	107,507	53,255
Agency commission and operating expenses	11,082	—	28,175	—
Corporate and other operating expenses	743	1,452	5,216	4,410
Interest expense	2,664	1,378	6,760	4,087

Income before income taxes	11,491	4,772	43,904	18,554
Income tax expense (benefit)	1,868	(1,425)	2,094	(2,551)

Net income before equity in net income of partnerships	9,623	6,197	41,810	21,105
Minority interests, net of tax	(7)	—	2	—
Equity in net income of partnerships	631	309	1,056	926

Net income before extraordinary gain	10,247	6,506	42,868	22,031
Extraordinary gain	—	1,195	1,426	1,195

Net Income	$10,247	$7,701	$44,294	$23,226

Weighted average shares outstanding – basic	36,438	28,269	35,704	28,255

Weighted average shares outstanding – diluted	37,118	28,771	36,389	28,830

Net income per share – basic	$0.28	$0.27	$1.24	$0.82

Net income per share – diluted	$0.28	$0.27	$1.22	$0.81

Combined ratio analysis:
Before purchase accounting adjustments:
Loss ratio	63.6	56.9	59.4	61.0
Expense ratio	34.8	38.9	34.9	32.4

Combined ratio	98.4	95.8	94.3	93.4

Impact of purchase accounting adjustments:
Loss ratio	2.5	(0.1)	3.3	(1.6)
Expense ratio	(2.5)	(1.7)	(3.7)	(0.3)

Combined ratio	0.0	(1.8)	(0.4)	(1.9)

As reported, after purchase accounting adjustments:
Loss ratio	66.1	56.8	62.7	59.4
Expense ratio	32.3	37.2	31.2	32.1

Combined ratio	98.4	94.0	93.9	91.5

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
ASSETS	September 30, 2005	December 31, 2004
Bonds:
Available for sale securities, at fair value (amortized cost: $1,093,700 and $575,298)	$1,089,361	$585,385
Preferred shares:
Available for sale securities, at fair value	6,968	5,112
(cost: $7,110 and $4,804)
Common shares:
Available for sale securities, at fair value	58,905	37,894
(cost: $52,909 and $34,004)
Other invested assets	51,366	53,756

Total investments	1,206,600	682,147
Cash and cash equivalents	184,777	242,123
Accounts receivable	22,429	—
Agents’ balances, net	76,703	47,132
Reinsurance receivables, net	1,365,244	1,531,863
Accrued investment income	13,013	7,141
Federal income taxes receivable	81	—
Deferred federal income taxes, net	17,540	28,372
Deferred acquisition costs, net	55,301	29,735
Goodwill	97,808	—
Prepaid reinsurance premiums	46,802	42,623
Other assets	55,277	14,801

Total assets	$3,141,575	$2,625,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,977,128	$1,876,510
Unearned premiums	270,143	152,166
Federal income taxes payable	—	1,943
Amounts held for the account of others	12,261	10,234
Ceded balances payable	31,510	22,698
Insurance premiums payable	31,442	—
Payable for securities	1,424	—
Senior notes payable to related party	—	72,848
Senior notes payable	90,000	—
Junior subordinated debentures	61,857	30,929
Notes and loans payable	7,023	—
Other liabilities	41,133	26,056

Total liabilities	2,523,921	2,193,384

Minority interest	139	—
Shareholders’ equity:
Common shares, $0.0001 par value	4	3
Additional paid-in capital	502,085	356,725
Accumulated other comprehensive income	10,814	15,507
Retained earnings	104,612	60,318

Total shareholders’ equity	617,515	432,553

Total liabilities and shareholders’ equity	$3,141,575	$2,625,937

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF NET OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Net operating income	$9,888	$7,208	$42,616	$22,478
Adjustments:
Net realized investment gains (losses), net of tax	359	(702)	252	(447)
Extraordinary gain	—	1,195	1,426	1,195

Total after-tax adjustments	359	493	1,678	748

GAAP reported:
Net income	$10,247	$7,701	$44,294	$23,226

Weighted average shares outstanding – basic	36,438	28,269	35,704	28,255

Weighted average shares outstanding – diluted	37,118	28,771	36,389	28,830

Net operating income per share –basic	$0.27	$0.25	$1.19	$0.80

Net operating income per share – diluted	$0.27	$0.25	$1.17	$0.78

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United America Indemnity’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.